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                                                                    Exhibit 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-11759, 333-32785, 333-58999, 333-896383, 333-44784,
333-72636, 333-72644, and 333-73430) pertaining to the 1993 Amended Incentive Stock Plan, the 1996 Employee Stock Purchase Plan, the 1996 Director Option Plan, the 2001 Incentive Stock Plan, and The Althexis Company, Inc. 1999 Stock Option Plan and (Form S-3 No. 333-73890) and related Prospectus, of our report dated February 12, 2002 with respect to the consolidated financial statements of Essential Therapeutics, Inc. (formerly Microcide Pharmaceuticals, Inc.) included in the Annual Report on Form 10-K for the year ended December 31, 2001.

                                                  /s/ ERNST & YOUNG LLP


Palo Alto, California
March 27, 2002